Exhibit 99.1

TNS, Inc. Names Henry H. Graham, Jr. as Chief Executive Officer

RESTON, Va.--(BUSINESS WIRE)--Sept. 28, 2006--TNS, Inc. (NYSE: TNS) today announced that Henry H. Graham, Jr., currently TNS' Executive Vice President and Chief Financial Officer, has been named Chief Executive Officer by the Company's Board of Directors, effective immediately. He replaces Jack McDonnell, who has left the Company at the request of the Board. Mr. Graham will also join the Board of Directors.

John Sponyoe, Chairman of the Board of Directors, said, "Today's announcement is driven by the Board's belief that this change is necessary to provide new leadership to the organization and to reverse recent performance declines. TNS is an excellent company with a high quality, dedicated workforce, outstanding technology and a superb customer base. TNS remains committed to evaluating all options to enhance shareholder value, and the Board is confident that TNS is well positioned to capitalize on significant opportunities to deliver increased value to our shareholders."

In addition, TNS today announced that, effective immediately, Raymond Low, currently TNS' Senior Vice President and Managing Director TNS (UK) Limited, has been named President; Michael Q. Keegan, currently TNS' Executive Vice President and General Counsel, has been named Chief Administrative Officer and General Counsel; and Edward C. O'Brien, currently TNS' Executive Vice President and Corporate Controller, has been named Executive Vice President and Chief Financial Officer.

Biography

For the past 22 years, Henry Graham, 56, has held various senior-level finance and management positions. Prior to rejoining TNS as its Executive Vice President, Chief Financial Officer and Treasurer, Mr. Graham served as Senior Vice President and Chief Financial Officer of PaylinX Corporation. While at PaylinX, Mr. Graham successfully raised $35 million in new cash and conversion of debt and facilitated the sale of the company to CyberSource Corporation. Prior to PaylinX, Mr. Graham held two senior positions at Transaction Network Services, Inc., the operating subsidiary of TNS, Inc.: Senior Vice President and Chief Financial Officer and Senior Vice President and General Manager of the OmniLink Communications division. Mr. Graham initially joined TNS in 1998 when TNS acquired substantially all of the assets of OmniLink Communications Corporation. Mr. Graham facilitated the sale of Transaction Network Services, Inc. to PSINet, Inc. in November 1999.

Prior to joining TNS in 1998, Mr. Graham held various senior-level positions at OmniLink, including Chief Financial Officer, Chief Operating Officer and Vice President of Administration. He has also served as Vice President and Chief Financial Officer of Guardsman Products, Inc., a NYSE listed company, where, among other things, he facilitated the sale of the company to Lilley Industries. Prior to Guardsman, Mr. Graham founded and served as President of Graham Enterprises, Inc. and held several positions with Revlon Group, Inc., including Executive Vice President and CFO.

Mr. Graham earned a B.S. degree in business administration from the Citadel.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS' networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS' network technologies have been deployed in the United States and internationally, and TNS' networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements and information contained in this press release that are not descriptions of historical fact may contain forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond TNS' control, which could cause actual results to differ materially from historical results or performance and from any opinions or statements made by TNS with respect to future periods. TNS disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

CONTACT: Investors:

TNS, Inc.

Henry Graham, 703-453-8300

or

Media:

Citigate Sard Verbinnen

Denise DesChenes/Chris Kittredge, 212-687-8080